Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements No. 333-170292, 333-170291, 333-155197, 333-107645, 333-20549, 333-65459, 333-38568, 333-88836, 333-129922, and 333-148139 on Form S-8 of our report dated February 17, 2011, relating to the consolidated financial statements of Powerwave Technologies, Inc. and our report relating to the effectiveness of Powerwave Technologies, Inc. internal control over financial reporting dated February 17, 2011, appearing in this Annual Report on Form 10-K of Powerwave Technologies, Inc. for the year ended January 2, 2011.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 17, 2011